Exhibit 10.57

AQUA AMERICA, INC.

2009 OMNIBUS EQUITY COMPENSATION PLAN

RESTRICTED STOCK GRANT AGREEMENT

Date of Grant: December 6, 2011

This Restricted Stock Grant Agreement (the “Agreement”) evidences the grant made by Aqua America, Inc., a Pennsylvania corporation (the “Corporation”), to Nicholas DeBenedictis, a key employee of the Corporation or one of its subsidiaries (the “Grantee”), under the terms and provisions of the Aqua America, Inc. 2009 Omnibus Equity Compensation Plan, as amended (the “Plan”).

WHEREAS, pursuant to the Plan, the Board of Directors of the Corporation (the “Board”) has empowered its Executive Compensation Committee (the “Committee”) to grant shares of Common Stock subject to certain restrictions (the “Restricted Stock”) to eligible persons in accordance with the terms and provisions of the Plan; and

WHEREAS, the Committee has determined that the Grantee is an eligible person as contemplated by the Plan and has determined that it would be in the best interests of the Corporation to grant to the Grantee as of the date of grant specified above (the “Date of Grant”) shares of Restricted Stock;

WHEREAS, the Corporation and the Grantee have entered into an Amendment dated as of December 6, 2011 to the Employment Agreement dated as of January 31, 2010 between the Corporation and the Grantee (the “Employment Agreement”), which Amendment provides for this grant of Restricted Stock.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Restricted Stock Grant.

Subject to the terms and conditions hereinafter set forth, the Corporation, with the approval and at the direction of the Committee, hereby grants to the Grantee 50,000 shares of Common Stock (the “Granted Shares”). Subject to the Grantee’s signifying acceptance of this grant (in the manner indicated in Section 2 below), the Corporation shall cause a certificate or certificates representing the Granted Shares to be issued to Grantee (the “Initial Share Certificates”), which shall be registered in the name of the Grantee, and which shall bear the following restrictive legend, in addition to such other legends as the Corporation may deem necessary or desirable:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Aqua America, Inc. 2009 Omnibus Equity Compensation Plan and an Agreement entered into between the registered owner and Aqua America, Inc. Copies of such Plan and Agreement are on file at the offices of Aqua America, Inc., 762 W. Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

2.	Acceptance by Grantee; Escrow Agent.

The Grantee shall signify acceptance of the Granted Shares by delivering to the Secretary of the Corporation, as escrow agent for the Corporation (the “Escrow Agent”): (i) an executed copy of this Agreement and (ii) the number of forms of stock power designated by the Secretary of the Corporation, each signed in blank for completion by the Escrow Agent at the time of any subsequent transfer of any or all of the Granted Shares pursuant to this Agreement. The signature of the Grantee on each such stock power shall be guaranteed in a manner acceptable to the Corporation’s transfer agent. Upon receipt from the Grantee of the foregoing items, the Escrow Agent shall notify the proper officers of the Corporation and such officers promptly shall deposit the Initial Share Certificates with the Escrow Agent, to be held in accordance with the terms of this Agreement.

3.	Restrictions.

(a) Restriction Period. The Granted Shares are subject to forfeiture until they vest in accordance with this Section 3(a) or Section 3(e) below. The forfeiture restrictions on the Granted Shares shall lapse on specified dates described below (each, a “Vesting Date”) based on achievement of the Performance Goals (as set forth in the attached Exhibit A) (the “Performance Goals”), the Grantee’s continued satisfactory efforts with respect to the Corporation’s Chief Executive Officer plan for succession (the “Plan for Succession”) as determined under Section 3(b) below, and the Grantee’s continued service with the Corporation and its subsidiaries, as follows:

(i) If the Performance Goals are met for calendar year 2012, the forfeiture restrictions on 1/2 of the Granted Shares shall lapse on January 31, 2014, and the forfeiture restrictions on 1/2 of the Granted Shares shall lapse on January 31, 2015, subject to the Grantee’s continued employment with the Corporation and its subsidiaries through the applicable Vesting Date and subject to Section 3(b) below.

(ii) If the Performance Goals are not met for calendar year 2012 but the Performance Goals are met for 2013, the forfeiture restrictions on 1/2 of the Granted Shares shall lapse on the 2014 Certification Date (as defined below), and the forfeiture restrictions on 1/2 of the Granted Shares shall lapse on January 31, 2015, subject to the Grantee’s continued employment with the Corporation and its subsidiaries through the applicable Vesting Date and subject to Section 3(b) below.

(iii) If the Performance Goals are not met for calendar year 2012 and are not met for calendar year 2013, but the Performance Goals are met for calendar year 2014, the forfeiture restrictions on all of the Granted Shares shall lapse on the 2015 Certification Date, subject to the Grantee’s continued employment with the Corporation and its subsidiaries through the 2015 Certification Date and subject to Section 3(b) below.

(iv) If the Performance Goals are not met for any of calendar years 2012, 2013 and 2014, the Granted Shares shall not vest and shall be forfeited on the 2015 Certification Date.

(iii) The period beginning on the Date of Grant and ending on the applicable Vesting Date during which all or a portion of the Granted Shares actually remain subject to forfeiture is referred to in this Agreement as the “Restriction Period” for such portion of the Granted Shares. The Committee shall certify attainment of the Performance Goals within 60 days after the end of the calendar year for which the Performance Goals are met, and the date of such certification is referred to as the “Certification Date.” The calendar years 2012 through 2014 are referred to as the “Performance Period.”

(b) Plan for Succession. If the Performance Goals are met for the 2012, 2013 or 2014 calendar year, the Committee shall determine, in its sole discretion, in 2015, on or before the 2015 Certification Date (or by January 31, 2015 if there is no 2015 Certification Date because the Performance Goals were met for 2012 or 2013), whether the Grantee has made satisfactory efforts with respect to the Plan for Succession. The Committee’s determination with respect to the Plan for Succession shall be subject to ratification by the Board. If the Committee determines that the Grantee has made satisfactory efforts with respect to the Plan for Succession, the Granted Shares shall vest as described in Section 3(a) subject to attainment of the Performance Goals and continued employment. Notwithstanding anything in this Agreement to the contrary, if the Committee determines in 2015 that the Grantee has not made satisfactory efforts with respect to the Plan for Succession, the Granted Shares that otherwise would have vested in 2015 pursuant to Section 3(a) shall not vest and shall be forfeited as of the date of the Committee’s determination. Any Granted Shares that actually vest in 2014 pursuant to Section 3(a) shall not be affected by the Plan for Succession.

(c) Forfeiture Restrictions on Granted Shares.

(i) The Granted Shares are subject to forfeiture until they vest in accordance with Section 3(a) or Section 3(e). Except as provided in Section 3(e)(i) or 3(e)(ii), upon the termination of the Grantee’s employment with the Corporation or any of its subsidiaries during the Restriction Period, the Grantee shall immediately forfeit all of the Granted Shares as to which the forfeiture restrictions have not lapsed on or before the effective date of such termination. For purposes of this Agreement, the effective date of termination of the Grantee’s employment shall be the first day on which the Grantee is no longer a regular full-time employee of the Corporation or any of its subsidiaries. The Committee may, however, pursuant to Section 3(e)(iv) provide for complete or partial exceptions to the requirement of employment as it deems equitable.

(ii) Upon any forfeiture described in this Agreement, the Grantee hereby authorizes the Escrow Agent to immediately transfer all such forfeited shares to the Corporation.

(iii) At no time during the Restriction Period shall the Grantee sell, assign, transfer, pledge or otherwise dispose of any portion of the Granted Shares as to which the forfeiture restrictions under this Agreement have not lapsed. Any attempt to assign, transfer, pledge or dispose of the Granted Shares contrary to the provisions hereof, and the levy or any execution, attachment or similar process upon the Granted Shares, shall be null and void and without effect.

(d) Restrictions on Transfer After Applicable Vesting Date.

(i) After Granted Shares vest on a Vesting Date under Section 3(a) or upon termination of employment under Section 3(e)(i), such Granted Shares shall be subject to the transfer restriction described in this Section 3(d). The net number of Granted Shares (after share withholding for applicable taxes) that vest upon a Vesting Date under Section 3(a) or upon termination of employment under Section 3(e)(i) shall be subject to the following transfer restriction for the two-year period following the applicable Vesting Date under Section 3(a) or the Grantee’s termination date under Section 3(e)(i), as applicable: the Grantee shall not sell, assign, transfer, pledge or otherwise dispose of any portion of such Granted Shares, and any attempt to assign, transfer, pledge or dispose of such Granted Shares contrary to the provisions hereof, and the levy or any execution, attachment or similar process upon such Granted Shares, shall be null and void and without effect.

(ii) The Compensation Committee may waive the transfer restriction under this Section 3(d) under appropriate circumstances, in its sole discretion, and such transfer restriction shall automatically lapse in the event of the Grantee’s death or a Change in Control (as defined in the Plan).

(e) Lapse of Forfeiture Restrictions on Certain Terminations of Employment.

(i) If the Corporation terminates the Grantee’s employment without Cause (as defined in the Employment Agreement) or the Grantee terminates employment for Good Reason (as defined in the Employment Agreement) while the Granted Shares remain outstanding, the forfeiture restrictions on any unvested Granted Shares shall lapse on the Grantee’s termination date if the Performance Goals have been met for a preceding calendar year in the Performance Period or shall lapse on the applicable Certification Date if the Performance Goals are met for the calendar year in which the Grantee’s termination date occurs or a subsequent calendar year in the Performance Period. The transfer restrictions imposed on the Granted Shares shall continue in effect according to Section 3(d).

(ii) Notwithstanding any determinations by the Committee, upon (1) the death of Grantee, (2) the termination of employment of the Grantee due to Disability (as defined in the Employment Agreement), or (3) a Change of Control of the Corporation, the forfeiture restrictions under Section 3(c) shall immediately lapse on the Granted Shares that have not been forfeited prior to such date. Except in the event of the Grantee’s death or a Change in Control, the transfer restrictions imposed on the Granted Shares shall continue in effect according to Section 3(d).

(iii) Notwithstanding any other provision hereof, the Committee may, as it deems equitable in its sole discretion, accelerate the date on which the forfeiture restrictions shall lapse with respect to any of the Granted Shares which have not previously been forfeited by the Grantee, subject to achievement of the Performance Goals.

(f) Delivery of Unrestricted Share Certificates. Promptly after the date on which the applicable restrictions lapse with respect to the Granted Shares, the Escrow Agent shall (1) cancel the certificate representing such Granted Shares then held by the Escrow Agent in the Grantee’s name, and (2) issue and deliver to the Grantee a share certificate in the Grantee’s name, which does not bear the restrictive legend recited in Section 1 hereof, but which may bear any other restrictive legend that the Corporation may then deem necessary or desirable, for the number of Granted Shares.

(g) Non-assignability of Rights. No rights of the Grantee under this Agreement may be assigned or transferred by the Grantee, except, in the event of the death of the Grantee, by will or by the laws of descent or distribution. Any attempt to assign, transfer, pledge or dispose of any Granted Shares which are then subject to the forfeiture or transfer restrictions hereof or any rights of the Grantee hereunder shall be contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon such Granted Shares, shall be null and void and without effect.

4.	Voting of Shares; Dividends.

Effective as of the date on which the Grantee signifies acceptance of the Granted Shares, as described in Section 2 hereof, the Grantee (and in the event of the Grantee’s death, his heirs or successors) shall be entitled to vote all of the Granted Shares and to receive any dividends payable to stockholders of record on and after the date of such acceptance; provided, however, that neither the Grantee nor any successors shall have any dividend or voting rights or any other rights whatsoever with respect to any Granted Shares which are forfeited under this Agreement, on and after the date of forfeiture.

5.	Adjustment of and Changes in Common Stock of the Corporation.

In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Corporation, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares that constitute the Granted Shares.

6.	Non-Transferability of Grants.

During the Grantee’s lifetime, only the Grantee or any guardian or legal representative of the Grantee, may exercise rights with respect to the Granted Shares. Such persons may not transfer those rights except by will or the laws of descent and distribution or, if permitted under Rule 16b-3 of the Exchange Act and if permitted in any specific case by the Committee in their sole discretion, pursuant to a qualified domestic relations order as defined under the Code or Title I of ERISA or the rules thereunder. The Granted Shares shall not be subject to attachment, execution or other similar process. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of the Granted Shares or of any right hereunder, except as provided for herein, or in the event of the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Corporation may terminate the Granted Shares by notice to the Grantee and the Escrow Agent is authorized to immediately utilize the stock powers delivered by the Grantee pursuant to Section 2 hereof and to transfer all such forfeited shares to the Corporation.

7.	Employment Not Affected.

Neither the grant of the Granted Shares nor the lapse of the applicable restrictions thereon shall be construed as granting to the Grantee any right with respect to continuance of employment by the Corporation or any of its subsidiaries. Except as may otherwise be limited by a written agreement between the Corporation or any of its subsidiaries and the Grantee, the right of the Corporation or any parent or subsidiary to terminate at will the Grantee’s employment with it at any time (whether by dismissal, discharge, or otherwise) is specifically reserved and such right is acknowledged by the Grantee.

8.	Withholding of Tax.

Whenever shares of Common Stock are to be delivered to the Grantee or other authorized person, the Corporation shall be entitled to require as a condition of such delivery that the Grantee or such other person remit to the Grantee’s employer or, in appropriate cases, agree to remit to such employer when due, an amount sufficient to satisfy all federal, state and local withholding tax requirements relating thereto. Unless the Committee determines otherwise, the tax withholding obligations required with respect to the Granted Shares shall be satisfied by withholding Granted Shares up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

9.	Amendment of Grant.

The Agreement may be amended by the Committee at any time (i) if it determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Internal Revenue Code or regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the grant of Restricted Stock and by its terms retroactively applies to such grant of Restricted Stock and (ii) with the consent of the Grantee. Any such amendment shall be in writing and signed by the Corporation and the Grantee.

10.	Notice.

Any notice to the Corporation provided for in this instrument shall be addressed to it in care of its Secretary, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll of the Corporation or any subsidiary. Except as otherwise provided herein, any notice shall be deemed to be duly given if and when (i) hand delivered, (ii) properly addressed and posted by registered or certified mail, postage prepaid or (iii) sent by a recognized express courier service.

11.	Incorporation of Plan by Reference.

This grant of Restricted Stock is made pursuant to the terms of the Plan. The terms of the Plan as in effect on the date hereof and as the Plan may be amended from time to time are incorporated herein by reference, and the Agreement shall in all respects be interpreted in accordance therewith. The Committee shall interpret and construe the grant of Restricted Stock, and its decision shall be conclusive and binding upon any questions arising hereunder.

12.	Governing Law.

The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the Commonwealth of Pennsylvania.

13.	Non-compete and Non-Solicitation Agreement.

(a) In consideration for the grant of Restricted Stock made to Grantee under the terms of this Agreement, Grantee agrees that during the term of Grantee’s employment with the Corporation or one or more of its direct or indirect subsidiaries (“Employer”) and for a twelve (12) month period beginning on the date that Grantee’s employment with Employer ceases for any reason (the “Termination Date”), Grantee shall not directly or indirectly, (i) accept employment with, (ii) own, manage, operate, join, control, solicit, finance, or participate in the ownership, management, operation, acquisition, control or financing of, (iii) be connected as a partner, principal, agent, representative, consultant or otherwise with, or (iv) use or permit Grantee’s name to be used in connection with, any business or enterprise engaged directly or indirectly in any business or enterprise engaged in a geographic area within 50 miles of any location from which the Corporation or any of its subsidiaries is operating on the Termination Date (the “Geographic Area”), in any business that is competitive to a business from which the Corporation and any of its subsidiaries, taken as a whole from all geographic area, derived at least ten percent of its respective annual gross revenues for the twelve (12) months preceding the Termination Date.

(b) In consideration for the grant of Restricted Stock made to Grantee under the terms of this Agreement, Grantee agrees that during a twelve (12) month period beginning on the date that Grantee’s employment with Employer ceases for any reason, Grantee shall not

(i). directly or indirectly solicit, entice, broker or induce an agreement with any person or entity that had a contractual agreement with Employer during the term of Grantee’s employment to enter into an agreement or arrangement with Grantee or any third party that would preclude the person or entity, either contractually or practically, from working with Employer; or

(ii). directly or indirectly solicit, recruit or hire any employee (full-time or part-time) of Employer to work for a third party other than Employer.

(c) Grantee acknowledges, agrees and represents that the type and periods of restrictions imposed in this Section 13 are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of Employer, rather than to prevent Grantee from earning a livelihood. Grantee recognizes that Employer competes or may compete in the Restricted Territory and that Grantees access to confidential information makes it necessary for Employer to restrict Grantee’s post-employment activities in the Restricted Territory. Grantee further represent that: (i) Grantee is familiar with the covenants not to compete and not to solicit set forth in this Agreement, (ii) Grantee is fully aware of his obligations hereunder, including, without limitation, the length of time, scope and geographic coverage of these covenants, (iii) Grantee finds the length of time, scope and geographic coverage of these covenants to be reasonable, and (iv) Grantee is receiving valuable and sufficient consideration for Grantee’s covenants not to compete and not to solicit.

(d) The parties to this Agreement acknowledge and agree that any breach by the Grantee of any of the covenants or agreements contained in this Section 13 will result in irreparable injury to the Corporation for which money damages could not adequately compensate the Corporation and therefore, in the event of any such breach, the Corporation shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining the Grantee and any other person involved therein from continuing such breach without posting a bond. The existence of any claim or cause of action which the Grantee may have against the Corporation or any other person shall not constitute a defense or bar to the enforcement of such covenants. If any portion of the covenants or agreements contained in this Section 13 is construed to be invalid or unenforceable, the other portions of such covenants or agreements shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portion to the fullest extent possible. If any covenant or agreement in this Section 13 is held to be unenforceable because of the duration or scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. In addition to other actions that may be taken by the Corporation, if the Grantee breaches any of the covenants or agreements contained in this Section 13, the Grantee will forfeit all outstanding Granted Shares, and all outstanding Granted Shares (whether or not vested), shall immediately terminate.

GRANTEE		AQUA AMERICA, INC.

By:	/s/ Nicholas DeBenedictis	By:	/s/ Roy H. Stahl
	Grantee		Chief Administrative Officer

EXHIBIT A

Performance Goals

The Performance Goals for the Granted Shares are that there be a year over year increase in the Corporation’s Operating Income for any one of the calendar years in the Performance Period, as follows:

•	The Corporation’s Operating Income for the 2012 calendar year is greater than the Corporation’s Operating Income for the 2011 calendar year; or

•	The Corporation’s Operating Income for the 2013 calendar year is greater than the Corporation’s Operating Income for the 2012 calendar year; or

•	The Corporation’s Operating Income for the 2014 calendar year is greater than the Corporation’s Operating Income for the 2013 calendar year.

In each case, Operating Income shall be determined as the Operating Income of the Corporation and its subsidiaries as shown in the Corporation’s audited financial statements based on generally accepted accounting principles. The Committee has specified in writing as of the Grant Date any objectively determinable adjustments that shall be made to the calculation of Operating Income.